EXHIBIT 99.1


On July 9, 2004, the Registrant issued the following news release:

                 "AMERICAN OIL & GAS PROVIDES OPERATIONS UPDATE

              $1.2 million sale of certain coalbed methane assets;
           drilling agreement for Mowry project; drilling activity at
               Big Sky; and new acreage option at Douglas project.

     DENVER - American Oil & Gas, Inc. (OTC Bulletin Board:AOGI) today announced that it has agreed to sell 90% of its interest in its West Recluse, Glasgow and Bill coalbed methane acreage in the Powder River Basin of Wyoming. The Company also will sell 90% of its interest in its existing seven producing West Recluse wells. The sale is expected to close by November 1, 2004. As part of the agreement, the purchaser is required to drill and equip twelve new wells on this acreage by September 1, 2004. The purchaser will pay 100% of the costs, and American Oil & Gas will retain a 5% carried working interest in these twelve wells and any future wells on these acreage positions. The Company expects to receive sales proceeds of approximately $1.2 million.

     The Company also has signed an agreement for a private company to drill either two horizontal or four vertical wells to test the Mowry formation in the Company's Krejci acreage area in Niobrara County, Wyoming. The private company will retain 100% working interest in each well drilled and in three of the eight offset locations surrounding that well. American Oil & Gas will benefit not only from the information received but also from the addition of one or more proved undeveloped locations for each successful well drilled. The private company has the right to drill up to 10 additional wells on the same terms and conditions. The agreement covers approximately 20,000 gross (approximately 10,000 net) leasehold acres. Drilling is expected to commence by August 31, 2004, subject to rig availability. American controls a total of approximately 39,000 gross (approximately 18,000 net) leasehold acres in and around its Krejci acreage.

     At the Company's Big Sky Project, the Matador 1-13H well continues drilling operations, having completed the first of two horizontal legs. This well, in which the Company owns a 13.3% working interest, is expected to be completed in late July. The Company also participated in the recently completed Obergfell Trust 13X-13 well with a 1.67% working interest. This well is expected to commence production within the next seven days. In addition, the Company has working interests in three gross (.0285 net) previously completed wells with cumulative average production net to the Company's interests of approximately 25 barrels of oil equivalent per day. Based on current drilling plans, the Company expects to have ownership in ten gross (0.7 net) wells in the Big Sky project by year-end 2004.

     The Company and two partners recently purchased an option to acquire a 100% working interest in approximately 103,000 gross (approximately 98,000 net) leasehold acres in Converse and Niobrara counties, Wyoming, in the area of the Company's Douglas project. American Oil & Gas has a 50% interest in the option acquired. The Company anticipates that initial drilling is most likely to occur in the Fetter Field, a Niobrara/Frontier field originally discovered in the 1960's. The Niobrara/Frontier here is in an over-pressured area of the Powder River Basin, and occurs at about 11,500 feet. There is current production from four wells owned by others in the Fetter Field. The Company and its partners are undertaking geological and engineering evaluations and have begun to show this project to potential joint venture participants.

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     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.
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     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity."